Additional Technical Support, Inc.
63 Nahatan Street, Suite 300, P O Box 918 Norwood, MA 02062 (800) 666-5601 (781) 551-6400 Fax (800) 695-5601

April 17, 2006

Ketner Global Investments, Inc.
James Ketner Pres/CEO/Chairman
1100 North University Avenue
Suite 135
Little Rock, Arkansas 72207

Additional Technical Support, Inc.
61 Nahatan Street
P O Box 918 Norwood, MA 02062

Dear James Wesley Ketner:

This letter acknowledges that ATSI has made an offer of service to be performed at Dassault Falcon Jet. This offer is to start services on 4-17-06 at the hourly rate of $____  _  per hour for the first forty (40) hours worked on this assignment each week. The rate for all hours worked over forty (40) each week will be $                 per hour. The service that is being performed is CATIA Design Engineer.

I, James Wesley Ketner,of Ketner Global Investments Inc.have accepted the offer of service, have agreed to sign and return all required documentation to ATSI, and agreed to begin services on 4-17-06, and to finish my assignment as an service vendor for ATSI.

ATSI agrees to deal fairly and in good faith with the Ketner Global Investments Inc.under this Agreement, and Massachusetts shall have full power to enforce the same as between the parties in accordance with its laws.

This agreement as staged above is an official offer of services. Please sign below to bind said contract.

/s/ J. W. Ketner	/s/ illegible

Service Vendor Name	ATSI Representative
Ketner Global Investments
J.W. Ketner Pres/CEO/Chairman

The hourly rates have been ommited in order to protect the company from its competitors.